Exhibit 99.1


For Further Information:

Howard N. Feist
Chief Financial Officer
(781) 237-6655


                AMERICAN BILTRITE REPORTS SECOND QUARTER RESULTS


            WELLESLEY HILLS, MA, AUGUST 10, 2006 - American Biltrite Inc. (AMEX:ABL) reported its results for the second quarter of 2006 today. Net sales for the three months ended June 30, 2006 were $117.5 million, up 7.2% from $109.5 million in the second quarter of 2006. Net income for the three months ended June 30, 2006 was $1.0 million or $0.29 per share (basic and diluted) compared with a net loss of $14.7 million or $4.27 per share (basic and diluted) in the second quarter of 2005. The net loss for the three months ended June 30, 2005 included a $15.5 million charge by its 55% owned consolidated subsidiary Congoleum Corporation (AMEX:CGM) for asbestos-related reorganization costs. For the six months ended June 30, 2006, American Biltrite's net income was $1.5 million, or $0.43 per share (basic and diluted), on sales of $229.2 million, compared with a net loss of $14.1 million, or $4.09 per share (basic and diluted), on sales of $217.0 million for the same period last year. Net income in the first quarter of 2005 included a gain of $887 thousand (net of taxes and non-controlling interest) or $0.26 per share ($0.25 diluted per share) on the sale of a warehouse.

            Roger S. Marcus, Chairman of the Board, commented "All of our businesses increased their sales revenue from the second quarter of last year. Unfortunately, we have seen substantial increases in energy and raw material costs, of which we have only been able to recover a portion to date through increased sales prices for our products. As a result, the improvement in our bottom line, excluding the effect of special charges, was modest relative to our improved sales."

                             AMERICAN BILTRITE INC.

        RESULTS FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2006 AND 2005
                        ($000, except per share amounts)

                                              Three Months Ended              Six Months Ended
                                                   June 30,                       June 30,
                                             2006           2005            2006            2005
                                         -----------    -----------     -----------     -----------

Net sales                                $   117,465    $   109,542     $   229,186     $   216,966

Cost of products sold                         88,279         81,435         171,643         160,789
Selling, general & administrative
   expenses                                   25,177         39,464          49,567          64,490
                                         -----------    -----------     -----------     -----------

Income (loss) from operations                  4,009        (11,357)          7,976          (8,313)

Other expense, net                             2,800          3,218           5,956           4,137
Provision for (benefit from) income
   taxes                                         232            (16)            479             955
Noncontrolling interest                            3            (87)            (13)           (561)
                                         -----------    -----------     -----------     -----------

Income (loss) from continuing
   operations                                    980        (14,646)          1,528         (13,966)
Discontinued operation                            36            (57)            (26)           (113)
                                         -----------    -----------     -----------     -----------

Net income (loss)                        $     1,016    $   (14,703)    $     1,502     $   (14,079)
                                         ===========    ===========     ===========     ===========

Basic earnings per share:
Income (loss) per common share from
   continuing operations                 $      0.28    $     (4.25)    $      0.44     $     (4.06)
Discontinued operation                          0.01          (0.02)          (0.01)          (0.03)
                                         -----------    -----------     -----------     -----------

Net income (loss) per share              $      0.29    $     (4.27)    $      0.43     $     (4.09)
                                         ===========    ===========     ===========     ===========

Diluted earnings per share:
Income (loss) per common share from
   continuing operations                 $      0.28    $     (4.25)    $      0.44     $     (4.06)
Discontinued operation                          0.01          (0.02)          (0.01)          (0.03)
                                         -----------    -----------     -----------     -----------

Net income (loss) per share              $      0.29    $     (4.27)    $      0.43     $     (4.09)
                                         ===========    ===========     ===========     ===========

Weighted average number of common and
   equivalent shares outstanding
     Basic                                 3,441,551      3,441,551       3,441,551       3,441,551
     Diluted                               3,471,200      3,441,551       3,469,869       3,441,551

                             AMERICAN BILTRITE INC.

        RESULTS FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2006 AND 2005
                                   BY SEGMENT
                                     ($000)

                                             Three Months Ended           Six Months Ended
                                                  June 30,                    June 30,
                                             2006          2005          2006          2005
                                          ---------     ---------     ---------     ---------

Revenues from external customers

Flooring products                         $  58,743     $  58,056     $ 115,980     $ 115,738
Tape products                                28,587        25,231        54,710        47,830
Jewelry                                      14,924        13,788        30,008        29,676
Canadian division                            15,211        12,467        28,488        23,722
                                          ---------     ---------     ---------     ---------

Total revenues from external customers    $ 117,465     $ 109,542     $ 229,186     $ 216,966
                                          =========     =========     =========     =========


Segment profit (loss) before taxes

Flooring products                         $     691     $ (14,598)    $     953     $ (14,950)
Tape products                                 1,116           891         1,267           922
Jewelry                                        (289)         (297)         (118)          328
Canadian division                               415          (348)          675          (597)
Corporate (expense) income                     (724)         (223)         (757)        1,847
                                          ---------     ---------     ---------     ---------

Total profit (loss)                       $   1,209     $ (14,575)    $   2,020     $ (12,450)
                                          =========     =========     =========     =========

Corporate expenses for the six months ended June 30, 2005 include a gain of $2.3 million from the sale of a warehouse during the first quarter. The Flooring division's loss for the three and six months ended June 30, 2005 includes a $15.5 million charge by Congoleum to increase its reserves for asbestos related reorganization costs.